Exhibit 99.2

1100 Cassat Road

Berwyn, PA 19312

Phone: 610-651-5900

Fax: 610-993-2683

TRITON PCS AMENDS TENDER

OFFER FOR ITS

11% SENIOR SUBORDINATED DISCOUNT NOTES DUE 2008

Berwyn, Pa., May 30, 2003 – Triton PCS, Inc. today announced it has amended its offer to purchase up to $315,000,000 aggregate principal amount of its 11% Senior Subordinated Discount Notes due 2008 (CUSIP No. 896778AB3) (the “11% Notes”) to an offer to purchase any or all outstanding 11% Notes ($511,989,000 aggregate principal amount outstanding). This offer is being made upon the terms and is subject to the conditions set forth in an Offer to Purchase dated May 22, 2003, as amended by the Supplement to the Offer to Purchase dated May 30, 2003 (the “Supplement”). The offer has also been amended as follows:

•	The Early Tender Date has been extended. The new Early Tender Date is 5:00 p.m., New York City time, on Thursday, June 12, 2003. Tenders of 11% Notes made prior to 5:00 p.m., New York City time, on the Early Tender Date may not be validly withdrawn, unless Triton PCS reduces the amount of the Tender Offer Consideration, the Early Tender Premium or the principal amount of 11% Notes subject to the offer or is otherwise required by law to permit withdrawal. 11% Notes validly tendered to date may not be withdrawn, but Holders that have validly tendered 11% Notes to date will receive the increased Total Consideration set forth below on the Early Tender Settlement Date, upon the terms and subject to the conditions of the Offer.

•	The Early Tender Premium has been increased to 2.13% of the principal amount of the 11% Notes. As a result, the increased Total Consideration is 105.98% of the principal amount of the 11% Notes.

•	A new Early Tender Settlement Date has been added. In respect of 11% Notes that are validly tendered prior to 5:00 p.m., New York City time, on the Early

Tender Date, the Early Tender Settlement Date will be promptly after the satisfaction of the Financing Condition (but in no event prior to the Early Tender Date). In respect of 11% Notes that are validly tendered after 5:00 p.m., New York City time, on the Early Tender Date but prior to midnight, New York City time, on the Expiration Date, the final Settlement Date will be promptly after the Expiration Date, which is midnight, New York City time, on June 19, 2003, unless extended or earlier terminated.

•	In the event that less than all of the outstanding 11% Notes are tendered pursuant to the Offer, Triton PCS currently intends to call for redemption, upon satisfaction of the Financing Condition, in accordance with the terms of the Indenture, any and all 11% Notes remaining outstanding. This statement of intent shall not constitute a notice of redemption under the Indenture governing the 11% Notes.

Except as otherwise stated herein and in the Supplement to the Offer to Purchase, all other terms and conditions of the Offer set forth in the Offer to Purchase remain unchanged. Tendering Holders may continue to use the Letter of Transmittal previously distributed with the Offer to Purchase to tender 11% Notes. Capitalized terms used in this press release but not defined in this press release have the meaning ascribed to them in the Offer to Purchase, as amended.

A more comprehensive description of the tender offer can be found in the Offer to Purchase and the Supplement. Triton PCS has retained Lehman Brothers to serve as the Dealer Manager and D.F. King & Co., Inc. to serve as the Information Agent for the tender offer. Requests for documents may be directed to D.F. King & Co., Inc., the Information Agent, by telephone at (800) 431-9643 (toll-free) or (212) 269-5550 or in writing at 48 Wall Street, 22nd Floor, New York, NY 10005. Questions regarding the tender offer may be directed to Lehman Brothers, at (800) 438-3242 (toll-free) or (212) 528-7581, Attention: Emily E. Shanks.

Triton PCS, based in Berwyn, Pennsylvania, is an award-winning wireless carrier providing service in the Southeast. The company markets its service under the brand SunCom, a member of the AT&T Wireless Network. Triton PCS is licensed to operate a digital wireless network in a contiguous area covering 13.6 million people in Virginia, North Carolina, South Carolina, northern Georgia, northeastern Tennessee and southeastern Kentucky.

For more information on Triton PCS and its products and services, visit the company’s websites at: www.tritonpcs.com, and www.suncom.com.

“Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: Except for historical information, the matters discussed in this news release, including the facts and assumptions underlying such discussions, may be considered forward-looking statements and could be subject to certain risks and uncertainties that could cause the actual results to differ materially from those projected. These include uncertainties in the market, competition, legal and other risks detailed from time to time in the company’s SEC reports. Triton PCS assumes no obligation to update information in this release.

Contacts:

Maria Olagues (Investors)	Christine Davies (Media)

Phone: 610-722-4448	Phone: 610-722-4462

molagues@tritonpcs.com	cdavies@tritonpcs.com